Exhibit 99.1

Contact:	Marshall Murphy
630-251-8627 – cell

Exelon to Retire Oyster Creek Generating Station in 2019

FORKED RIVER, N.J.(December 8, 2010) – Exelon President and COO Chris Crane announced today that the company will operate the Oyster Creek Generating Station in New Jersey until 2019, after which the plant will retire. The plant is federally licensed to operate until 2029.

The plant faces a unique set of economic conditions and changing environmental regulations that make ending operations in 2019 the best option for the company, employees and shareholders, Crane said. A specific retirement date in 2019 has not been set.

The decision is based on the cumulative effect of negative economic factors which has caused Oyster Creek’s value to decline. These factors include low market prices and demand, and the plant’s need for continuing large capital expenditures. Also, potential additional environmental compliance costs based on evolving water cooling regulatory requirements – at both the federal and state government levels – created significant regulatory and economic uncertainty. Due to Exelon’s decision to retire the plant early, the New Jersey Department of Environmental Protection (NJDEP) will not require the company to install cooling towers at Oyster Creek.

The nearly decade-long duration of continued operations ensures a reliable supply of electricity for New Jersey until replacement power can be developed, addresses long-term concerns about using ocean water for plant cooling and delays any immediate economic impact on Lacey Township, Crane said.

Oyster Creek employs nearly 700 workers, provides enough around-the-clock electricity for 600,000 New Jersey homes and began commercial operations in 1969.

Exelon reaffirmed its commitment to running the plant safely and reliably for the remainder of its operational life.

“Our employees take great pride in operating Oyster Creek to the highest standards of safety and efficiency,” Crane said. “Our team of skilled and dedicated employees will continue to operate Oyster Creek well with a strong management team in place and a commitment to being a good corporate neighbor.”

Oyster Creek is one of the largest employers in Ocean County, and annually provides more than $70 million in wages, property taxes and purchases of goods and services from New Jersey businesses. Plant employees provide significant philanthropy and volunteer support in the area.

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When the plant closes, New Jersey will lose one of its largest clean, low-cost energy sources. Oyster Creek produces about 6 percent of the state’s electricity while producing no greenhouse gases and at a cost lower than alternatives. According to a 2010 study by the Washington, D.C. economics consulting firm Continental Economics, Oyster Creek in 2009 saved New Jersey consumers $191 million in electricity costs compared to other available generation sources.

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Exelon Corporation is one of the nation’s largest electric utilities with more than $17 billion in annual revenues. The company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5.4 million customers in northern Illinois and southeastern Pennsylvania and natural gas to approximately 486,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.